UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 30, 2006
Date of Report (Date of earliest event reported)
PORTOLA PACKAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
951 Douglas Road
Batavia, IL 60510
(Address of principal executive offices, including zip code)
(630)406-8440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02 (a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW
     On June 30, 2006 the Audit Committee of the Board of Directors of Portola Packaging, Inc. determined that the Company’s second quarter financial statements for the 2006 fiscal year should be restated to record a $1.5 million loss contingency reserve for the Blackhawk patent litigation and therefore the second quarter financial statements for the 2006 fiscal year can no longer be relied upon.
     The Company was a defendant in a suit filed by Blackhawk Molding Co., Inc. on August 28, 2003 in the U.S. District Court for the Northern District of Illinois, Eastern Division. Blackhawk Molding alleged that a “single-stick” label attached to the Company’s five-gallon caps caused the Company’s caps to infringe a patent held by it and is seeking damages. The Company answered the complaint denying all of the allegations and asserting that its product did not infringe the Blackhawk patent and that the patent is invalid. On March 14, 2006 the Court denied the parties various motions for summary judgment, except it granted Blackhawk’s motions for summary judgment on infringement and inequitable conduct, but ruled that the issue of whether Blackhawk’s patent was valid must be tried as well as the amount of damages, if any, that Blackhawk would be entitled to. The Company filed motions for the Court to reconsider its ruling on inequitable conduct and to allow the Company to supplement its expert’s report. While these motions were pending the Court suggested that the parties consider settlement of the case. On April 6, 2006, the Company offered to settle the litigation by paying Blackhawk $1.5 million, the amount the Company expected to incur to defend the litigation. This offer expired on April 12, 2006. On April 12, 2006, Blackhawk made a counteroffer to settle the case for $12.5 million. At this point the Company did not believe the case could be settled and was prepared to go to trial. On April 13, 2006 the Company filed its Form 10-Q for the second quarter of fiscal 2006. On April 25, 2006 the Court indicated that it would not rule on the Company’s motions to reconsider the Court’s ruling on inequitable conduct and to supplement its expert’s report until it saw what progress was being made with regard to settlement. On May 31, 2006 Blackhawk and the Company participated in mediation of the claims. The Company agreed to settle the suit because of the additional information it obtained during the course of the mediation and because of the Court’s position regarding the Company’s request for the Court to reconsider its ruling on inequitable conduct and to allow the Company’s expert to supplement her damages report. The Company agreed to pay Blackhawk $4.0 million on June 30, 2006, $.5 million per quarter for four quarters thereafter and $.25 million per quarter for an additional four quarters. The potential damages that the Company faced from this litigation ranged from zero to over $70 million. The Company settled the case to avoid the costs, risks and distractions of protracted litigation.
     PricewaterhouseCoopers (“PwC”), then the Company’s independent accountant, had advised the Company that, in their view, the Company should record a charge under the provisions of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, of $5.5 million for the ultimate settlement of this litigation in the third fiscal quarter and should have recorded a $1.5 million loss contingency in the second quarter and therefore should restate its second quarter financial statements because the Company should have recorded a $1.5 million loss contingency in the second fiscal quarter because the Company offered to settle the matter by paying $1.5 million. Management did not initially believe a loss contingency existed at the time the Form 10-Q for the second fiscal quarter was filed because (1) the offer had expired, (2) the Company believed the case would not settle and would go to trial, (3) legal counsel did not believe that an adverse judgment was probable and (4) legal counsel did not believe the amount of damages, if any, could be reasonably estimated. The Company initially believed that the full $7.0 million for the settlement should be recorded as a charge in the third fiscal quarter. In

June 2006, the Company subsequently agreed to restate its financial statements in order to record the $1.5 million loss contingency during the quarter ended February 28, 2006.
     The Audit Committee of the Board of Directors of the Company has discussed the matters disclosed in this filing with PwC.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Dated: July 7, 2006	By:	/s/ Kim Wehrenberg

Kim Wehrenberg Vice President, General Counsel and Secretary